EXECUTION COPY

SHARE TENDER AGREEMENT

This SHARE TENDER AGREEMENT (this “Agreement”), is dated as of September 10, 2007 (this “Agreement”), by and among Redcats USA, Inc., a Delaware corporation  (“Parent”), Boulevard Merger Sub, Inc., a Delaware  corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), United Retail Group, Inc., a Delaware corporation (the “Company”), and Raphael Benaroya, in his capacity as stockholder of the Company (the “Stockholder”).

W I T N E S S E T H

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of the number of shares of Common Stock (as defined below) set forth opposite the name of the Stockholder on Schedule 1 hereto (including any shares of Common Stock acquired by the Stockholder after the execution of this Agreement, but excluding (i) shares of Common Stock beneficially owned as a result of holding options and stock appreciation rights exercisable within sixty (60) days of the date hereof unless such shares of Common Stock are held by the Stockholder as a result of the exercise of such options and stock appreciation rights, (ii) shares of Common Stock that cannot be tendered into the Offer without violating the rules and regulations of the U.S. Securities Act of 1933, as amended (“Restricted Shares”), and (iii) shares held in accounts under the Company’s Retirement Savings Plan and Supplemental Retirement Savings Plan, the “Owned Shares”); and

WHEREAS, Parent, Merger Sub, and the Company are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Merger Sub to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), followed by the subsequent merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Parent and Merger Sub have required that the Stockholder agree, and the Stockholder has agreed, (i) to tender in the Offer (and not withdraw) all of the Stockholders’ Owned Shares, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired prior to or after the execution of this Agreement) that are beneficially owned by the Stockholder, and (ii) that in the event that a vote of the Company’s stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, the Stockholder will vote all of the Owned Shares and the Restricted Shares in favor of any such proposal, and (iii) to take the other actions described in this Agreement; and

WHEREAS, the Stockholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Agreement to Tender and Vote; Irrevocable Proxy.

1.1           Agreement to Tender.  (a) The Stockholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 10th Business Day following the commencement of the Offer, the Stockholder shall irrevocably tender into the Offer all of the Owned Shares owned by the Stockholder on or prior to the 10th Business Day following the commencement of the Offer, free and clear of all Liens that would prevent Stockholder from tendering his shares in accordance with this Agreement or otherwise complying with his obligations under this Agreement.  If the Stockholder acquires any Owned Shares after the 10th Business Day following the commencement of the Offer (including during any subsequent offering period, if any), the Stockholder shall irrevocably tender into the Offer such Owned Shares on the date that the Stockholder shall acquire such Owned Shares.

(b) The Stockholder agrees that once the Owned Shares are tendered into the Offer, the Stockholder shall not withdraw the tender of such Owned Shares unless the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or the Merger Agreement has been terminated.

1.2           Agreement to Vote.  The Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement of such meeting, the Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Owned Shares and Restricted Shares (to the extent the Owned Shares are not purchased in the Offer) (a) in favor of adoption of (1) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger, and (2) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and in connection with the Merger Agreement to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and (b) against (1) any Takeover Proposal, any agreement or arrangement related to such Takeover Proposal, and (2) any action or agreement (other than an adjournment of the Company Stockholders Meeting which is recommended by the Board of Directors of the Company in accordance with the terms of the Merger Agreement) that would impair the ability of Parent and the Merger Sub to complete the Offer or the Merger, the ability of the Company to consummate the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

1.3           Irrevocable Proxy.  The Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent and each of Parent’s officers, as Stockholder’s attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of the Stockholders’ voting rights with respect to the Owned Shares and the Restricted Shares, to vote all the Owned Shares and the Restricted Shares or grant a consent or approval, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, until the earlier of the acceptance of Shares pursuant to the Offer or the date of termination of the Merger Agreement, on the matters described in Section 1.2, and in accordance therewith. THIS PROXY AND POWER OF ATTORNEY ARE

IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AND IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM STOCKHOLDER MAY TRANSFER ANY SHARES. The Stockholder revokes all other proxies and power of attorneys, with respect to all of the Owned Shares and the Restricted Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Stockholder, except as required by any letter of transmittal in connection with the Offer. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.  Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.1.

2.           Representations and Warranties.  The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

2.1           Power; Due Authorization; Binding Agreement.  The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Stockholder and, except for withdrawal rights that may be required by U.S. federal securities laws, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

2.2           Ownership of Shares.  On the date of this Agreement, the Owned Shares set forth opposite the Stockholder’s name on Schedule 1 are owned beneficially by the Stockholder and include all of the Owned Shares owned beneficially by the Stockholder, free and clear of any Liens that would prevent the Stockholder from tendering his shares in accordance with this Agreement or complying with his other obligations under this Agreement, except to the extent prohibited by the margin loan arrangements referred to in the Company's proxy statement for its June 15, 2007 annual meeting.  As of the date of this Agreement, the Stockholder has, and as of immediately prior to the expiration of the Offer, the Stockholder will have sole voting and dispositive power with respect to the Owned Shares and will be entitled to dispose of the Owned Shares, except to the extent prohibited by the margin loan arrangements referred to in the Company's proxy statement for its June 15, 2007 annual meeting.

2.3           No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (a) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority (other than a filing on Schedule 13D), (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) except for withdrawal rights that may be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or pursuant to which any of its properties or assets are bound or (d) violate any other agreement to which the Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.  The Owned Shares are not, with respect to the voting or transfer of such Owned Shares, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.4           Acknowledgment.  The Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3.           Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby represents and warrants to the Stockholders as follows:

3.1           Power; Due Authorization; Binding Agreement.  Parent and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization.  Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub.

3.2           No Conflicts.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of the terms of this Agreement by Parent and Merger Sub will not, (a) require Parent and Merger Sub to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent and Merger Sub or its properties and assets (other than a filing on Schedule 13D), (c) except as may otherwise be required by federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent and Merger Sub or pursuant to which any of its or its Affiliates’ respective assets are bound or (d) violate any other agreement to which Parent and Merger Sub or any of its Affiliates is a party.

4.           Certain Covenants of the Stockholders.  The Stockholder hereby covenants and agrees with Parent and Merger Sub as follows:

4.1           Restriction on Transfer.  From the date of this Agreement and until the termination of this Agreement in accordance with its terms, except any action contemplated by Section 1, the Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit the exercise by Stockholder of any options to purchase Owned Shares, or (ii), (x) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (y) take any action that would cause any representation or warranty of the Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement, or (z) commit or agree to take any of the foregoing actions.  Notwithstanding the restrictions in this Section 4.1, the Stockholder may transfer up to 300,000 shares of Common Stock to one or more foundations or charitable institutions; provided that such foundation or charitable institution agrees in writing to be bound by the provisions of Section 1 and this Section 4.1 of this Agreement as if it were the Stockholder.

4.2           Additional Shares.  The Stockholder hereby agrees, during the term of this Agreement, to promptly notify Parent and Merger Sub of any new Owned Shares or Restricted Shares acquired by Stockholder, if any, after the execution of this Agreement.  Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date of this Agreement; provided, however, that the Stockholder shall not be required to tender any such shares to the extent that such tendering would violate Section 16(b) of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.  The Stockholder shall use its reasonable best efforts to seek to cause the Benaroya Charitable Foundation to tender all shares of Common Stock into the Offer.

4.3           Stockholder Capacity.  The Stockholder is entering into this Agreement solely in his capacity as the beneficial owner of the Owned Shares and not in his capacity as a director or officer of the Company.  Nothing herein shall limit or affect any actions taken by the Stockholder in his capacity as a director or officer of the Company.

4.4           No Solicitation.  During the term of this Agreement, the Stockholder shall not, nor shall it authorize or permit any of its investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by Stockholder in connection with the Transactions (collectively, “Representatives”) to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information), any inquiries or the making, submission or announcement of, any proposal or offer that constitutes or is reasonably likely to lead to a Takeover Proposal, (ii) other than informing persons of the provisions contained in this Section 4.4, enter into, continue or participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning himself, the Company and its Subsidiaries to any Person in connection with any Takeover Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Takeover Proposal; provided, however, that the foregoing shall not prohibit the Stockholder from taking any actions as a director or officer with respect to the foregoing in accordance with the terms of the Merger Agreement.

4.5           Dissenter’s Rights.  The Stockholder agrees not to exercise, nor to cause the exercise of, any dissenter’s right in respect of the Owned Shares which may arise with respect to the Merger.

4.6           Documentation and Information.  The Stockholder (i) consents to and authorizes the publication and disclosure by Parent and Merger Sub of his identity and holding of the Owned Shares, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information reasonably related to the foregoing it may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent the Stockholder become aware that any shall have become false or misleading in any material respect.

4.7           Further Assurances.  From time to time, at the request of Parent and Merger Sub and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

4.8           Shares Held Under Retirement Savings Plan.  To the extent permissible under the terms of the Company’s Retirement Savings Plan, the Stockholder shall instruct the trustee under the Company’s Retirement Savings Plan to tender into the Offer any shares of Common Stock held under the Company’s Retirement Savings Plan for the benefit of the Stockholder.

5.           Miscellaneous.

5.1           Termination of this Agreement.  This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the termination or expiration of the Offer, without shares being accepted for payment thereunder and (iii) the Effective Time.

5.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

5.3           Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.4           Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

5.5           Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Redcats USA, Inc.
463 Seventh Avenue
New York, NY 10018
Attention:  Eric Faintreny, Chief Executive Officer
Facsimile:  (212) 613-9565

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David A. Katz, Esq.
Facsimile:  (212) 403-2000

If to the Stockholder, to:

Mr. Raphael Benaroya
c/o United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, New Jersey 07662
Attention:  Mr. Raphael Benaroya
Facsimile:  (201) 909-2110

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Facsimile:  (212) 735-2000

If to the Company, to:

United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, New Jersey 07662
Attention:  Chief Administrative Officer
Facsimile:  (201) 909-2110

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Facsimile:  (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

5.6           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)          All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 5.5 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 5.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

5.7           Specific Performance.  The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, if for any reason a party to this Agreement shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.

5.8           No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9           Counterparts.  This Agreement may be executed in counterparts (including by facsimile) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 5.9 provided that receipt of copies of such counterparts is confirmed.

5.10           Interpretation.

(a)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.11           Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REDCATS USA, INC.

By:	/s/ Faintreny Eric
Name:	Faintreny Eric
Title:	Chairman and CEO

BOULEVARD MERGER SUB, INC.

By:	/s/ Faintreny Eric
Name:	Faintreny Eric

UNITED RETAIL GROUP, INC.

By:	/s/ George Remeta
Name:	George Remeta
Title:	Chief Administrative Officer

RAPHAEL BENAROYA

By:	/s/ Raphael Benaroya
Name:	Raphael Benaroya

[Signature Page to Share Tender Agreement]

SCHEDULE 1

Details of Ownership

Stockholder	Owned Shares

Raphael Benaroya	2,079,571